Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-128131 and 333-89541 on Forms S-3 and Registration Statements Nos. 333-262526, 333-229363, 333-218391, 333-201679, 33-73624 and 33-51314 on Forms S-8 of our reports dated November 12, 2024, relating to the financial statements of Franklin Covey Co., and the effectiveness of Franklin Covey Co.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended August 31, 2024.

/s/ Deloitte & Touche LLP

Salt Lake City, Utah

November 12, 2024